Exhibit 10.8

and

SHIP MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

	19.	Amendments to Agreement	12
	20.	Time Limit for Claims	12
	21.	Condition of Vessel	13
	22.	Use of Associated Companies	13
	23.	Notices	13
	24.	Staff Loyalty	13
	25.	Entire Agreement	13

Part iii	Other Services		14-15
Part iv	Fee Schedule		16

Part v	Fleet Details		17
Part vi	Initial Budget		18
Part vii	Special Running Expenses		19

SHIP MANAGEMENT AGREEMENT - PART I

1. Vessel Details
Name:	GT/NT
Flag:	Class
Type:	Year Built

2. Owners
Name:
Registered Office:
Country of Incorporation:
Principal Place of Business:

Telephone Number	Fax Number:
Contact Name:	Position:

3. Managers
Name:	V.Ships Management Limited
Registered Office:	Eaglehurst, Belmont Hill, Douglas, Isle of Man
Country of Incorporation:	Isle of Man

Telephone Number: +44 1624 688 886	Fax Number: +44 1624 688 899
Contact Name: David Greenhalgh	Position: Managing Director

4. Date of Commencement of Agreement (Clause 2.1)

5. Notices to Owners:	at the address and fax numbers stated in Box 2

6. Notices to Managers:	at the address and fax numbers stated in Box 2 with a copy to Marine Legal Services Limited, Gate House, 1 Farringdon Street, London EC4M 7NS tel (44) (0) 20 7329 2422 fax (44) (0) 20 7236 2894

It is mutually agreed between the party mentioned in Box 2 of Part I (hereinafter called “the Owners”) and the party mentioned in Box 3 of Part I (hereinafter called “the Managers”) that this Agreement consisting of PARTS I to VI inclusive shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of an applicable Appendix of Part III shall prevail over the provisions of PART II to the extent of such conflict but only in respect of the Management Service to be provided in terms of such applicable Appendix. In the event of a conflict between the Fee Schedule and the provisions of an applicable Appendix of Part III, the provisions of the Fee Schedule shall prevail.

Signature(s) (Owners)	Signature(s) (Managers)

Title:	Title:

Title	Title
Date:	Date:

SHIP MANAGEMENT AGREEMENT - PART II

1.             Definitions and Interpretation

1.1           In this Agreement, in addition to terms defined in Part I, save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them. “Basic Services” means services relating to Crewing, Technical Management, Purchasing, Insurance, Accounting and Budgeting, Operations, Managers’ Information System Software, Shipboard Oil Pollution Emergency Plan, OPA and Assistance with Sale provided in accordance with Clause 3. “Crew Support Costs” means all expenses of a general nature not particularly referable to any individual vessel for the time being managed by the Managers and incurred for the purpose of providing an efficient supply of officers and ratings, including training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews. “Fee Schedule” means the Schedule comprising Part IV or any revised Fee Schedule prepared by the Managers after the date hereof to record adjustments to the fees payable from time to time under this Agreement.

“Fleet” shall mean any vessel owned or operated now or hereafter by the Owners or any parent subsidiary or associated company of the Owners and the vessels (if any) details of which are set out in Part V hereto or any revised Part V executed after the date hereof to record changes in the constitution of the Fleet.

“Information System Software” means the Managers’ proprietary ship management software in executable object code form as described in Clause 3.7 l as the same may be upgraded and updated from time to time.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by Resolution A.714 (18) of the International Maritime Organisation on 4 November 1994 and incorporated on 19 May 1994 into the SOLAS Convention 1974 as Chapter IX or any subsequent amendment thereto.

“ISPS Code” means the International Ship and Port Facility Security Code as adopted on 12 December 2002 by resolution 2 of the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea 1974.

“Management Services” means Basic Services and Other Services.

“OPA” means the United States Oil Pollution Act of 1990, regulations made thereunder, and any subsequent amendment thereto.

“Other Services” means any Services provided by Managers except Basic Services, and includes, but is not limited to any of the functions affirmatively indicated in Boxes 1 to 8 of the Fee Schedule.

“Severance Costs” means the costs which are required in law to be paid to the Crew as a result of the early termination of contracts for service on board the Vessel.

“SMS” means a Safety Management System in accordance with the ISM Code.

“SSP” means a Ship Security Plan in accordance with the ISPS Code.

“STCW” means the International Maritime Organisation Convention on Standards of Training Certification and Watchkeeping for Seafarers 1978 and as subsequently amended.

“the Vessel” shall mean the vessel details of which are set out in Box 1 of Part I.

1.2           Clause Headings are inserted for convenience and shall be ignored in construing this Agreement; words denoting the singular number shall include the plural number and vice versa; references to Parts are to Parts of this Agreement; references to Clauses are to Clauses of Part II except where otherwise expressly stated; and references to any enactment include any re-enactments, amendments and extensions thereof.

2.             Appointment of Managers

2.1           With effect from the date stated in Box 4 of Part I (the “Date of Commencement”) and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

2.2           In performing any of the Management Services the Managers shall, as agents for and on behalf of the Owners, have authority to take such steps as the Managers may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.             Basic Services

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out, as agents for and on behalf of the Owners, Basic Services in accordance with the following provisions of this Clause.

3.1           Crewing

3.1.1        The Managers shall provide suitably qualified crew for the Vessel and its trade as required by the Owners and in accordance with current STCW requirements, provision of which includes but is not limited to the following functions:-

(i)    selecting and engaging Master, officers and crew (hereinafter collectively referred to as the “Crew”); where the Owners make a complaint about any member of the Crew the Managers will promptly investigate the same and if it proves to be justified, replace the Crew member concerned as soon as practicable;

(ii)   ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew, and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)  ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state and P&I Club requirements. In the absence of applicable flag state requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel.

(iv)  arrangement of transportation of the Crew, including repatriation;

(v)   supervising the efficiency of the Crew and using the Manager’s standard crew appraisal system (written or electronic) and administration of all other Crew matters such as planning for the manning of the Vessel;

(vi)  making payroll arrangements, including settling manning and agency expenses for the manning agents in the Crew’s country of origin and, if applicable, payment of Severance Costs;

(vii) conducting union negotiations and making agreed payments to unions;

(viii) operating the Managers’ Drug and Alcohol Policy;

(ix)   arranging Crew training in accordance with the Managers’ policies but always in compliance with STCW, records of such training being maintained in the Manager’s standard format.

OMEGA - Ship Management Agreement	OWNERS	☐	MANAGERS	☐

3.1.2        Crew Claims

The Managers will prepare and process all Crew insurance claims.

*The final claim will be presented by the Managers direct to Owners’ P & I Club.

(*delete as appropriate)

Technical Management

3.2           The Managers shall provide technical management which includes, but is not limited to the following functions:-

(i)	provision of personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)

arrangement and supervision of drydockings, repairs,  modifications to and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society and equipment manufacturers, and with the laws and regulations of the country of registry of the Vessel and of the places where she trades;

(iii)	arrangement of periodic analysis of the bunker fuel, lubricating oils and chemicals by third parties (the costs being included in the Vessel’s running costs);

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)

visits to the Vessel by superintendents (other than cargo  superintendents pursuant to Appendix 7 or in relation to drydockings or vetting procedures) or other staff of the Managers for up to 24 days in any calendar year (or pro  rata for part of a calendar year);

(vi)	notifying the Owners of any extraordinary and/or non budgeted expenditure in excess of US$ 10,000; and

(vii)	development, implementation and maintenance of an SMS and an SSP.

3.3           Purchasing

3.3.1        The Managers shall arrange for the supply of necessary victualling, stores, spares, provisions, lubricating oils and services for the Vessel. To enable the Managers to arrange such supplies on the most advantageous terms, the Managers shall be entitled to join with other parties in making arrangements for bulk purchase. The Managers are presently members of Marine Contracting Association Limited (“MARCAS”), a company established to negotiate on behalf of its members prices, terms and conditions regulating the bulk purchasing of goods and services for the marine industry.

3.3.2        Where MARCAS has negotiated terms and conditions with suppliers of any stores, spares provisions, or lubricating oils (“Goods”) and/or suppliers of services required by the Vessel, then the purchase of such Goods and services will, unless operational or other circumstances otherwise require, be undertaken with such suppliers on the basis of the terms and conditions negotiated by MARCAS.

3.3.3        The Owners have received details from the Managers of the business rules and operating procedures adopted by MARCAS, and agree to comply with such rules and operating procedures as the same may be amended from time to time.

3.3.4        Details of the suppliers contracted by MARCAS and prices available from such suppliers will be available to Owners. Owners acknowledge that all information relating to prices is confidential and undertake not to disclose the same to third parties without the prior written consent of the Managers.

3.3.5        The Owners acknowledge that they are aware that prices obtained from suppliers require strict adherence to the payment terms agreed with suppliers (normally 45 days from date of invoice), and any failure by the Owners to provide the Managers with funds to settle sums due to suppliers on time will (in the absence of a good faith dispute) result in an immediate 5% surcharge, and monthly interest charges of 1% per month or part thereof being rigorously applied by suppliers. The Managers are hereby expressly authorised to settle such surcharge and interest charges from any sums held by them on behalf of Owners, unless same is disputed by Owners in writing and with reasonable cause. The Owners further acknowledge that they are aware if payments to suppliers are regularly made late, or if suppliers are not satisfied with Owners’ credit rating,suppliers may refuse to supply at the prices and on the terms negotiated by MARCAS.

3.3.6        MARCAS will where practicable obtain a best price charter from suppliers that the prices for all Goods and services purchased by MARCAS’s members will be the lowest prices available. If the Owners are able to obtain in good faith, on arms’ length terms, on a true like for like basis (including quality, certification, timing, manufacturer, place of supply, etc, but ignoring taxes and exchange rate fluctuations), the same Goods and/or services at a lower price than that obtained by MARCAS, the Owners will supply full details to the Managers who will promptly raise the matter with MARCAS and pass on to Owners any refund obtained by MARCAS from the supplier.

3.3.7        The Owners acknowledge that they are aware that in the event of the activities of MARCAS (or any other company or association or consortium of which the Managers may from time to time be members) generating a surplus, such surplus may be distributed among and retained by its members, including the Managers.

3.4           Insurance

3.4.1        The Managers shall arrange such insurances as agreed with the Owners in accordance with the following provisions.

3.4.2        The Managers shall arrange such insurances as the Owners shall have instructed or agreed, in particular as regards values, deductibles and franchises. At each renewal or at such intervals as the Owners may instruct the Managers will:

(i)	consult with Owners as to any changes in insured values required;

(ii)	agree premiums, franchises and deductibles and any other changes for the new policy year; and

(iii)	update the budget to reflect changes in insurance premiums.

For the avoidance of doubt under no circumstances will the Managers be liable to the Owners for any losses which the Owners may incur as a result of the level of insured values.

3.4.3        The Managers shall engage the services of their appointed insurance brokers to assist them in arranging such insurances and advise Owners of any commission payable to the brokers.

3.4.4        It is Manager’s responsibility to do so (following Owner’s advice), that throughout the period of this Agreement the Vessel will be insured at the Owners’ expense for not less than sound market value or entered for full gross tonnage, as the case may be, for:

(i)	usual hull and machinery risks (including crew negligence and, if obtainable, by the insertion of a liner negligence clause) and excess liabilities (including Increased Value Insurance);

(ii)	loss of hire insurance (should the Owners so direct)

(iii)	protection and indemnity risks (including pollution risks), Freight Demurrage and Defence; and

(iv)	war risks (including protection and indemnity risks and crew risks)

in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies underwriters or associations (“the Owners’Insurances”). Owners will have the right to request specific Underwriters or associations to participate, with the consent of the Managers.

3.4.5        The Owners shall procure that Owners’ Insurances name the Managers and any additional party designated by the Owners or the Managers as a joint assured for protection and indemnity risks (including pollution risks) and a named assured on all other policies, with the benefit of full cover or as a loss payee (in case of financing arrangements) and full waiver of subrogation. The Managers shall obtain cover in respect of each of the insurances specified in Clause 3.4.4 above (if reasonably obtainable) on terms whereby the Managers and any such third party are not liable in respect of premiums or calls arising in connection with the Owners’ Insurances.

3.4.6        As between the Owners and the Managers, the Managers shall not be responsible for paying any premiums or calls arising in connection with such insurances, unless funds have been provided to that effect in accordance with Clause 8 in which case the Mangers shall be responsible for the due and punctual payment of the premium. On termination of this Agreement (howsoever occasioned) or where the Owners make a change in the P & I Club in which the Vessel is entered, the Owners shall, unless the Managers otherwise agree, pay such release call as is required by the P & I Club in which the Vessel was entered. For the avoidance of doubt, it is agreed that the Owners shall be liable for all deductibles applying to any insurance policy.

3.4.7        The Managers shall compile such statistics and enter into negotiations with such underwriters and P & I Clubs as they consider necessary or desirable in order to arrange such insurances (following also Owners’ instructions).

3.4.8.       Once insurances are placed the Managers shall arrange for all cover notes to be checked and for all debit notes to be paid as required.

3.4.9        Unless otherwise indicated by the Owners, the Managers shall handle and or procure the settling of all insurance average and salvage claims in connection with the Vessel.

3.4.10      The Managers shall be entitled to receive additional remuneration for time spent on the insurance, average and salvage claims (charged at the rate of US$650 per man per day of 8 hours in respect of the preparation and prosecution of claims, the supervision of repairs and the provision of documentation relating to adjustments).

3.5           Accounting and Budgeting

3.5.1        The Managers shall:

(i)	maintain the records of all costs and expenditure incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties;

(ii)

establish an accounting system for the Vessel and supply  regular reports in accordance therewith in the Managers’ standard format or such other form as may be mutually agreed in writing with the Owners.

3.5.2        The Managers shall present to the Owners annually a budget for the following twelve months in the Managers’ standard format or such other form as may be mutually agreed in writing. The budget for the period following the date stated in Box 4 of Part I is set out in Part VI. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners in each year in respect of the following year not later than three months before the end of the period.

3.5.3        The Owners shall indicate to the Managers their acceptance and approval of the annual budget within 14 days of presentation and in the absence of such acceptance the Managers shall be entitled to assume that the Owners have accepted the said budget. Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel. The budget will be discussed between the Managers and Owners, and adjustments made as agreed. Should agreement not be reached, the Owners and/or Manager will have a right to terminate this agreement, as per clause 15.1.

3.5.4        The Managers shall produce a monthly comparison between budgeted and actual expenditure of the Vessel in the Managers’ standard format or such other form as may be mutually agreed in writing. In addition the Managers shall provide a narrative report on such comparisons on a quarterly basis.

Operations

3.6           As required by the Owners, the Managers shall, as agents for the Owners, provide the following functions:-

(i)	monitoring voyage instructions and liaising as appropriate with the Owners, the Owners’ brokers and charterers;

(ii)	appointment of agents;

(iii)	appointment of stevedores;

(iv)	arrangement of surveying of cargoes.

3.7           Information System Software

3.7.1        The Managers will, subject to the remaining provisions of this Clause 3.7, provide the Owners and the Vessel with the Information System Software to allow information from both the Vessel’s and the Managers’ office to be accessed directly by the Owners via the “Partnership Network” secure website. Financial, technical and operational information relating to the Vessel will be available from both the Vessel and office outputs, with the ability to “drill down” on accounts. This will provide the Owners with immediate access to the same information available to the Managers and to reports generated for the Owners, with a view to providing improved efficiency and cost savings to the Owners in his overview of the management of the Vessel.

3.7.2        Should the Owners have existing software applications on board the Vessel which they wish to retain, the Owners will permit the Managers to carry out an on board audit to assess the suitability, compatibility with the Information System Software, and any risks or disadvantages associated with the continued use of such applications.

3.7.3        The main features of the Information System Software at the date of this Agreement are:

(i)

comprehensive management software providing single  point of entry to the Vessel incorporating crew administration and payroll, vessel noon reporting, operational and port reporting, defect and deficiency reporting and performance monitoring;

(ii)	a ship to shore and shore to ship e-mail package with itemised billing providing cost efficient communications available to both Owners and their charterers; and

(iii)

a computerised maintenance system including inventory  control and automated purchase order handling. (An initial charge, to be agreed with Owners, may be made for the set-up of the maintenance database, depending on the system currently existing on board the Vessel).

3.7.4        The costs for the Information System Software are set out in the Fee Schedule, and are included in the Vessel’s running costs, as follows:

(i)	the licence fee;

(ii)	remote access from the Owners’ Office through the Managers’ PartnerShip network;

(iii)	maintenance, updates and upgrades;

(iv)	24 hour support;

(v)	provision of anti-virus software and regular upgrades;

(vi)	operational manuals on CD ROM and regular updates;

(vii)	annual audit on board the Vessel providing a system health check;

(viii)	user manuals and training of the Crew in the use of the Information System Software; and

(ix)	e-mail on board the Vessel with itemised billing for Owners and charterers.

3.7.5        Such costs do not include:

(i)	the costs of appropriate hardware on board the Vessel;

(ii)	travel and other related costs for installation and set-up of the Information System Software on board the Vessel;

(iii)	travel costs to and from the Vessel in connection with the annual audit;

(iv)	the set-up cost of the data base for the maintenance system; and

(v)	any specific reports specified by the Owners where new data/specialist reporting is required.

3.7.6        Installation and set-up of the Information System Software will be undertaken on a date agreed between the Managers and the Owners having regard to the Vessel’s schedule and the availability of the Managers’ personnel.

3.7.7        Solely for the duration of this Agreement the Managers hereby grant the Owners a personal, non-transferable non-exclusive licence to use a single copy of the Information System Software as installed by the Managers on a single computer on board the Vessel.

3.7.8        The Information System Software is owned by the Managers or its subsidiaries and is protected by applicable copyright and patent laws. The Owners may not copy the Information System Software (except for back-up purposes only) or any written materials which accompany it, and may not sell, rent, lease, lend, sub-licence, reverse engineer or distribute the Information System Software or such written materials.

3.7.9        The Managers do not warrant that the Information System Software will meet the Owners’ requirements or that the use or operation of the Information System Software will be uninterrupted or error free.

3.8           Shipboard Oil Pollution Emergency Plan

3.8.1        The Managers will prepare and obtain all necessary approvals for a shipboard oil pollution emergency plan (SOPEP) in a form approved by the Marine Environment Protection Committee of the International Maritime Organisation pursuant to the requirements of Regulation 26 of Annex I of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, as amended (MARPOL 73/78).

3.8.2        The SOPEP will be written in the English language and will be reviewed and updated from time to time. If required the Managers will arrange for the translation of the SOPEP into another language, the cost of translation being recoverable in terms of Clause 7.4.

3.8.3        The Managers will also undertake regular training of the Crew in the use of the SOPEP including drills to ensure that the SOPEP functions as expected and that contact and information details specified are accurate.

3.9           OPA

3.9.1        The Managers will:-

(i)

arrange for the preparation, filing and updating of a  contingency Vessel Response Plan in accordance with the requirements of OPA and instruct the Crew in all aspects of the operation of such plan; The Vessel will carry the necessary COFR on board as well as any other contingency plans and permits to trade in the USA.

(ii)

identify and ensure the availability by contract or  otherwise of a Qualified Individual, a Spill Management Team, an Oil Spill Removal Organisation, resources having salvage, firefighting, lightering and, if applicable, dispersant capabilities, and public relations/media personnel to assist the Owners to deal with the media in the event of discharges of oil.

3.9.2        The Managers are expressly authorised as agents for the Owners to enter into such arrangements by Contract or otherwise as are required to ensure the availability of the services outlined in Clause 3.9.1. The Managers are further expressly authorised as agents for the Owners to enter into such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other Federal or State laws.

3.9.3        The Owners will pay the fees due to third parties providing the services described above together with a fee to the Managers for their services. The level of fees will be included in the Vessel’s running costs.

3.9.4        On termination of this Agreement, the Vessel Response Plan and all documentation will be returned to the Managers at the expense of the Owners.

Assistance with Sale of Vessel

3.10         The Managers shall, if requested, provide Owners with technical assistance in connection with any sale of the Vessel. The Managers will, if requested in writing by the Owners, comment on the terms of any proposed Memorandum of Agreement, but the Owners will remain solely responsible for agreeing the terms of any Memorandum of Agreement regulating any sale.

4.             Other Services

4.1           Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out, as agents for and on behalf of the Owners, such Other Services as shall have been indicated in Boxes 1 to 7 of the Fee Schedule.

4.2           Other Services shall be provided in accordance with the terms of the Appendices contained in Part III.

5.             Managers’ Obligations

5.1           The Managers undertake to use all reasonable endeavours to provide the Basic Services and the Other Services to be provided in accordance with Clauses 3 and 4 as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of Management Services

PROVIDED HOWEVER that the Managers in the performance of Management Services shall be entitled to have regard to their overall responsibility in relation to all vessels which may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

5.2           Where the Managers are providing technical management in accordance with Clause 3.2, they shall procure that the requirements of the law of the flag of the vessel are satisfied, and they shall be deemed to be “the Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and by the ISPS Code.

6.             Owners’ Obligations

6.1           The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

6.2           Where the Managers are not providing technical management in accordance with Clause 3.2, the Owners, or such third party as may be appointed by them and identified to the Managers, shall be deemed to be “the Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and by the ISPS Code.

6.3           The Owners will deliver to the Managers copies of the Vessel’s Certificate of Registry and copies of all her trading and classification certificates. In addition, in the case of a new Vessel, the Owners will deliver a copy of the Building Contract and specification, and in the case of a second hand vessel, a copy of the Memorandum of Agreement in terms of which the Owners acquired the Vessel.

The Owners shall be entitled to delete any confidential information (such as price) from the Building Contract or Memorandum of Agreement.

6.7           The Owners will on request provide the Managers with full details, in writing, of the ultimate beneficial owners of their share capital provided that the Managers substantiate the reasonableness of their request for the fulfillment of their duties.

6.8           The Owners agree to implement in full the terms and conditions of employment under which the Crew are engaged by the Managers as agent for the Owners. The Owners shall be the employer of the Crew and under no circumstances shall the Managers be deemed to be the employer of the Crew. If the Vessel is covered by an ITF approved agreement the Owners authorize the Managers to sign the ITF Special Agreement on their behalf and agree to provide all information necessary for this purpose.

6.9           The Owners shall be obliged to obtain the SCAC code and International Carrier Bond as required in order to access the US Bureau of Customs and Border Protection automated manifest system, as required by 68 Fed Reg 68139 and as amended.

6.10        Data Protection

6.10.1      In respect of any Personal Data supplied to the Owners, the Owners warrant (save as provided in Clause 16.3):

(i)

that they are legally entitled to process the Personal Data  and will do so only on behalf of the Managers and in compliance with their instructions and will take all appropriate technical and organisational security measures to protect the Personal Data against destruction, loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing;

(ii)

to notify the Managers promptly of (a) any legally binding request for disclosure of the Personal Data by a law  enforcement authority unless otherwise prohibited; (b) any accidental or unauthorized access in respect of the Personal Data; (c) any request from a Data Subject for access to his Personal Data, without responding to that request, unless it has been otherwise authorized to do so; and (d) any reason why they are unable to comply with clause 6.9.1(i), in which case the Managers are entitled to suspend the transfer of data; (iii) to destroy promptly all Personal Data transferred and certify to the Managers that they have done so (a) if the Data Subject is not offered or does not accept employment on the Vessel and (b) on termination of this Agreement.

6.10.2      “Personal Data” means any information or data relating to an identified or identifiable living individual (“Data Subject”) who can be identified from that information or data or from that information or data and other information or data which is in the possession of or likely to come into the possession of the Managers.

“Processing” of Personal Data means obtaining, recording or holding Personal Data or carrying out any operation or set of operations on the Personal Data, including its organization, adaptation or alteration; its retrieval, consultation or use; its disclosure by transmission, dissemination or by being otherwise made available; or its alignment, combination, blocking, erasure or destruction.

7.             Management Fee

7.1           The Owners shall pay to the Managers a fee in the amount stated in the Fee Schedule in respect of Basic Services which shall be payable by equal monthly instalments in advance, the first instalment being payable one month before the Vessel is handed over to the Managers and subsequent instalments being payable monthly in advance.

7.2           If the Managers ’ superintendents or other staff spend more than 24 days visiting the Vessel in any calendar year (or pro rata for part of a calendar year) visits in excess of 24 days shall be charged at the rate of US$ 650 per day, unless in case of drydock.

7.3           Where Other Services are provided, the Owners shall pay to the Managers fees therefore at the rates and times specified in the applicable Appendix or Appendices of Part III and/or the Fee Schedule.

7.4           The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff and office stationery. The Owners shall reimburse the Managers for all expenses properly incurred under the terms of this Agreement on behalf of the Owners, including, without prejudice to the foregoing generality, postage and communication expenses (which the Managers shall allocate among all vessels managed by them on a basis which the Managers consider to be fair and reasonable having regard to the trade of the vessels, the nationality of the crews and other relevant factors), Crew Support Costs (as included in the Vessel’s running costs), vessel documentation, administrative expenses of the SOPEP and SSP, traveling expenses and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

7.5           In the event of the termination of this Agreement the fees payable to the Managers according to the provisions of Clauses 7.1, 7.2 and 7.3 shall, save as aftermentioned, be paid for a further period of two calendar months from the date of termination (or in the case of Other Services such longer period (if any) as is provided in the applicable Appendices) to compensate the Managers for the ongoing work which the Managers will have to continue to perform notwithstanding such termination. The only occasion on which the foregoing provision will not apply is where the Agreement is properly terminated by the Owners in terms of Clause 15.3 as a result of the Managers’ default. The Owners shall also pay on demand Severance Costs together with repatriation costs and expenses.

7.6           Fees payable to the Managers will be adjusted annually by reference to the U.K. retail price index. In addition where Management Services are wholly or partly provided by third parties, the fees therefore shall be adjusted immediately to take account of increases in the cost of such services. The Managers will, however, use all reasonable endeavours in negotiations with such third parties to minimise such increases.

7.7           All fees are exclusive of Value Added Taxes or other applicable taxes.

7.8           Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

7.9           If as a result of collision, accident, emergency, or any other extraordinary circumstances, the Managers’ workload is increased beyond that which the parties could reasonably have anticipated, the Managers shall be entitled to reasonable additional remuneration as allowed under the respective Insurance Policies, having regard to the nature of the incident, the personnel and resources of the Managers deployed, and all other relevant circumstances including insurance recoveries.

7.10         On or prior to the Date of Commencement the Owners shall provide to the Managers a sum equivalent to one twelfth of the annual budget from time to time which shall be available to the Managers in their sole discretion for payment of any sum due under the terms of this Agreement (“the Float”). At the end of each calendar month the Managers shall notify the Owners in the event that they have utilized the Float, specifying the amount by which the Float has been reduced and requesting payment of such sum as may be necessary to maintain the Float. The Owners undertake to pay forthwith on request of the Managers such sum as may be necessary to ensure that the Float remains equivalent to one twelfth of the annual budget from time to time. The Owners agree that on termination of this Agreement the Managers shall be entitled to retain all or part of the Float in payment of any sums then outstanding under the terms of this Agreement and, subject thereto, the Managers shall reimburse the Float to the Owners.

8.             Payments and Management of Funds

8.1           All sums paid to the Managers by or on behalf of the Owners and all moneys collected by the Managers under the terms of this Agreement (other than fees payable by the Owners to the Managers and the float referred to in Clause 8.4) shall be held to the credit of the Owners in a separate interest bearing bank account or accounts, which shall be operated by the Managers in trust for the Owners.

8.2           Where any sums howsoever arising and whether in respect of fees, budgeted expenditure, non-budgeted expenditure, other liabilities (present, future, liquidated or unliquidated) or expenses are owed to the Managers in connection with the Fleet the Managers shall be entitled but not obliged at any time or times to apply any sums standing to the credit of the accounts referred to in Clause 8.1 to settle such sums.

8.3           The Managers shall each month request (by letter, telex, fax or e-mail) from the Owners the funds required to run the Vessel for the ensuing month. Such request will be for the total of the anticipated monthly expenditure, including, without prejudice to the generality of the foregoing, any sums due to be paid to suppliers and other third parties in the ensuing month (as conclusively evidenced, in the absence of manifest error, by an accounts payable listing produced by the Managers). In addition, the Owners shall provide the Managers upon request with any funds which the Managers may request to cover any unexpected, occasional or extraordinary item of expenditure. All such funds shall be received by the Managers within ten (10) days after the receipt of such requests and shall be held to the credit of the Owners in the account(s) referred to in Clause 8.1. The Managers shall be entitled to allocate such funds in such manner as the Managers determine, and it shall not be open to the Owners to direct the Managers otherwise and under no circumstances shall any funds received be held on trust by the Managers for any specific purpose.

8.4           Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services and all payments due shall be made punctually to the Managers (and not any third party) in accordance with the terms of this Agreement in full without any deduction whatsoever. To cover travel and other incidental and out of pocket expenses, the Owners will provide the Managers with a float of US$5,000, which sum will be held in the Managers’ bank account.

8.5           Where the Owners delay settling fees due to the Managers the Owners shall pay interest thereon from the due date until the date of payment at 3% per cent over one month LIBOR.

8.6           In addition to the funds referred to above the Owners shall pay and/or reimburse the Managers in respect of all expenses incurred prior to the Date of Commencement including, but not limited to, riding crew wages, initial crew movements, crew standby expenses, communication and liaison expenses and ITF welfare contributions.

9.             Managers’ Right to Sub-Contract

9.1           The Managers shall be entitled to procure performance of the Managers’ obligations hereunder with the Owners prior written consent which shall not be unreasonably withheld or delayed by their parent, subsidiary or associated companies or (in the case of Other Services) third parties (hereinafter collectively called the “Sub-Managers”) in accordance with the following provisions of this Clause 9.1:-

(i)	any such performance of all or any of the Managers’ obligations by the Sub-Managers shall be and constitute full and sufficient performance by the Managers of their obligations hereunder;

(ii)

the Owners hereby agree with the Managers that insofar  as the Sub-Managers perform the obligations of the Managers the Sub-Managers shall be entitled to the benefits of the provisions of Clause 10; and

(iii)

any performance of the Managers’ obligations by the Sub-Managers shall be without prejudice to the rights of the  Owners hereunder for any failure by the Managers in performance of the Managers’ duties and obligations hereunder and notwithstanding performance by the Sub-Managers the Managers shall remain solely responsible to the Owners for performance of their obligations hereunder.

9.2           The provisions of Clause 9.1 shall remain in force notwithstanding termination of this Agreement.

10.           Responsibilities

10.1         Force Majeure

Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

10.2         Liability to Owners

(i)

Without prejudice to Clause 10.1, the Managers shall be  under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or willful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder for Basic Services.

(ii)

Notwithstanding anything that may appear to the contrary  in this Agreement, the Managers shall not be responsible for any of the actions of the Crew even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted solely from a failure of the Managers to discharge their obligations under Clause 3.1 in which case their liability shall be limited in accordance with the terms of this Clause 10.

10.3         Indemnity - General

Except to the extent and solely for the amount therein set out that the Managers would be liable under Clause 10.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

10.4         Indemnity - tax

Without prejudice to the general indemnity set out in Clause 10.3, the Owners hereby undertake to keep the Managers, their employees, agents and sub-contractors indemnified and to hold them harmless against all taxes, imposts and duties levied by any government as a result of the trading or other activities of the Owners or the Vessel or the Fleet and that whether or not such taxes, imposts and duties are levied on the Owners or the Managers.

10.5         “Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers and the employees of such subcontractors) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid.

10.6         The provisions of Clause 10 shall remain in force notwithstanding termination of this Agreement.

11.           Prosecution of Claims/Disputes other than Insurance

11.1         If required the Managers shall handle and settle all claims arising out of the Management Services hereunder (other than insurance, average and salvage claims which shall be dealt with in accordance with Clause 3.4.) with the prior written consent of the Owners and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

11.2         The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

11.3         The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

11.4         The Owners shall arrange for the provision of any necessary guarantee bond or other security.

11.5         Subject to Owners prior approval, the Owners shall pay to the Managers a fee for time spent by the Managers in carrying out their obligations under Clause 11 and such fee shall be charged at the rate of US$650 per man per day of 8 hours. In addition any costs incurred by the Managers in carrying out their obligations according to Clause 11 shall be reimbursed by the Owners.

12.           Auditing, Records

12.1         The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners or Independent Auditors at such times as may be mutually agreed.

12.2         The Managers shall be entitled to microfilm or archive all the Vessels’ records and arrange safe storage of the same, the costs being included in the Vessel’s running costs.

12.3         All accounting and other records relating the Vessel will be retained by the Managers for a period of two years after the date of termination, for whatever reason, of this Agreement, and thereafter shall be destroyed unless the Owners request the Managers to deliver such records to them at the Owners’ expense.

13.           Inspection of Vessel

The Owners shall have the right at any time to inspect the Vessel for any reason they consider necessary. The Owners will, where practicable, give reasonable notice to the Managers of their intention to visit the Vessel. After such inspection should Owners advise Managers of reasonable comments about the Vessel’s condition and Crew’s performance, Managers undertake to take necessary rectifying actions at the Owners expense.

14.           Compliance with Laws and Regulations

The Managers will not do or permit anything to be done which might cause any breach or infringement of the laws and regulations of the country of registry of the Vessel, and of the places where she trades, provided always that the Managers’ obligations under this clause will only relate to matters which the Managers are in fact capable of fulfilling and on the understanding that the Managers receive all necessary cooperation, information and funding from the Owners.

15.           Duration of the Agreement

15.1         Termination by Notice

This Agreement shall come into effect on the Date of Commencement (except that the Managers are authorised, prior to such date to do all such things in respect of which it shall be entitled to be paid or reimbursed pursuant to clause 8.7) and shall continue thereafter until terminated by either party giving to the other notice in writing, in which event this Agreement shall, subject as aftermentioned terminate on the expiry of a period of three months from the date upon which such notice was given. Where the Vessel is not at a safe port or anchorage on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at a safe port or anchorage.

15.2         Termination by default - Owners

(i)            The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys requested by the Managers from the Owners or the owners of any vessel in the Fleet, shall not have been received in the Managers’ nominated account within ten (10) days of payment having been requested in writing by the Managers or if the Owners fail to comply to the reasonable satisfaction of the Managers with the requirements of clauses 6.3, 6.4 and 6.5.

(ii)           If the Owners

(a)           otherwise fail materially to meet their obligations hereunder for reasons within their control, or

(b)           proceed with employment of or continue to employ the Vessel in the carriage of contraband, or in an unlawful trade or in a manner which is, in the opinion of the Managers, is unduly hazardous or improper, then the Managers may give written notice to the Owners specifying the default and requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy such default (in the case of (a) above, if remediable) within a reasonable time to the reasonable satisfaction of the Managers, the Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing.

15.3         Termination by Default - Managers

If the Managers fail materially to meet their obligations under this Agreement for reasons within the control of the Managers, the Owners may give written notice to the Managers specifying the default and requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy such default, if remediable, within a reasonable time to the reasonable satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement with immediate effect by notice in writing.

15.4         Liquidation

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or similar officer is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors. The Managers shall be entitled to terminate this Agreement forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the owner of any vessel in the Fleet (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or similar officer is appointed to such owner, or if such owner suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

15.5         Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. Notwithstanding such deemed termination, fees shall be paid in accordance with the provisions of Clause 7.5.

15.6         For the purpose of sub-clause 15.5 hereof:

(i)            the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)           the Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her Underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her Underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or Owners issue a Notice of Abandonment to underwriters.

15.7         The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

15.8         All outstanding fees and other sums payable by the Owners require to be paid in full on or prior to termination, for whatever reason, of this Agreement. Save where the Agreement is properly terminated by the Owners in accordance with Clause 15.3, the Managers shall be entitled to be paid fees in accordance with Clause 7.5.

16.           Confidentiality

16.1         Save for the purpose of enforcing or carrying out as may be necessary their respective rights or obligations, each party agrees to maintain and to use all reasonable endeavours to procure that their respective officers and employees maintain confidentiality and secrecy in respect of all information relating to the other’s business received by it directly or indirectly pursuant to this Agreement.

16.2         As between the Owners and the Managers, the Owners hereby agree and acknowledge that all title and property in and to the management manuals of the Managers and other written material of the Managers concerning management functions and activities is vested in the Managers and the Owners agree not to disclose the same to any third party and, on the termination of this Agreement, to return all such manuals and other material to the Managers. For the purposes of this Clause reference to “the Managers” includes the parent, subsidiary and associated companies of the Managers and any third parties providing Management Services.

16.3         It is hereby acknowledged that the Owners’ Holding company, Omega Navigation Enterprises Inc is publicly listed in the NASDAQ and the SGX and therefore this clause 16, as well as Clause 6.10 are applicable to the extent the Owners and / or their Holding Company do not have to disclose or disseminatesuch information by being a public company.

17.           Third Party Rights

17.1         Any person (other than parties to this Agreement) who is given any rights or benefits under Clauses 9 or 10 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of ThirdParties) Act 1999, including the Owners’ Holding Company.

17.2         Save as provided in Clause 17.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

17.3         The parties may amend vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of any such Third Party.

17.4         Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the parties and which may affect the rights or benefits of any such Third Party.

18.           Law and Arbitration

18.1         This Agreement shall be governed by English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof for the time being in force.

18.2         The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

18.3         Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within 14 days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

18.4         In cases where neither the claim nor any counterclaim exceeds the sum of US$ 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.           Amendments to Agreement

The Managers reserve the right to make such changes to this Agreement as they shall consider necessary to take account of regulatory changes which come into force after the date hereof and which affect the operation of the Vessel. Such changes will be intimated in writing to the Owners and will come into force on intimation or on the date on which such regulatory or other changes come into effect (whichever shall be the later).

20.           Time Limit for Claims

Any and all liabilities of either party to the other arising under this Agreement or otherwise in relation to the Vessel (except in the case of fraud) shall be deemed to be waived and absolutely barred on the relevant date unless prior to the relevant date written particulars of any claim (giving details of the alleged breach in respect of which such claim is made and a preliminary statement of the amount claimed) have been intimated in writing by the claimant by the relevant date, and any such claim shall be deemed (if it has not previously been satisfied, settled or withdrawn) to have been withdrawn unless arbitration proceedings have been commenced under Clause 18 prior to the expiry of six months after the relevant date. For the purposes of this Clause 20, the “relevant date” is one year after the date of termination, for whatever reason, of this Agreement.

21.           Condition of Vessel

The Owners acknowledge that they are aware that the Managers are unable to confirm that the Vessel, its systems, equipment and machinery are free from defects, and agree that the Managers shall not in any circumstances be liable for any losses, costs, claims, liabilities and expenses which the Owners may suffer or incur resulting from pre-existing or latent deficiencies in the Vessel, its systems, equipment and machinery.

22.           Use of Associated Companies

22.1         The Managers hereby disclose to the Owners that they may, in the course of performing Management Services, utilise the services of companies associated with the Managers. Without prejudice to the foregoing generality, associated companies of the Managers may be used in connection with inter alia the following matters:

(i)            arranging travel to and from the Vessel for the Managers’ personnel and the Crew;

(ii)           placing insurance cover for the Vessel;

(iii)          undertaking loss/average adjustment and dealing with insurance claims relating to the Vessel;

(iv)          providing legal advice in connection with matters arising from the performance of Management Services;

(v)           providing consultancy services; and

(vi)          providing port agency services.

Where companies associated with the Managers provide services in connection with the above or any other matters, such companies will be entitled to charge and retain for their own benefit usual remuneration for the provision of their services (whether in the form of commission or fees). The Managers will ensure that all such remuneration is competitive

22.2         The Owners hereby consent to the arrangements set out in Clause 22.1.

23.           Notices

23.1         Any notice or other communication under or in relation to this Agreement (a “Communication”) may be sent by fax, telex, registered or recorded mail or by personal delivery.

23.2         The addresses of the parties for service of a Communication shall be as stated in Boxes 5 and 6 respectively of Part I.

23.3         Subject to Clause 23.4, a Communication shall be deemed to have been delivered and shall take effect:

(i)            in the case of telex, when the recipient’s answerback is received by the sender;

(ii)           in the case of a fax, when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number; and

(iii)          if delivered personally or sent by registered or recorded mail at the time of delivery.

23.4         If under Clause 23.3 a Communication would be deemed to have been delivered on a day which is not a business day in the place of receipt or after 18.00 (local time in the place of receipt) it will be deemed to have been delivered, and shall take effect, at 09.00 (local time in the place of receipt) on the next such business day.

24.           Staff Loyalty

The Owners shall not and shall procure that their parent, subsidiary and associates shall not, during the course of this Agreement or for a period of six months following termination directly or indirectly offer any employment to any employee of the Managers engaged in providing Management Services or directly or indirectly induce or solicit any such person to take up employment with the Owners or any associated or affiliated company or use the services of any such person either independently or via a third party.

25.           Entire Agreement

25.1         This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the parties and all prior representations and expressions of opinion by the parties.

25.2         Each of the parties acknowledges that it is not relying on any statements, warranties, representations or understandings (whether negligently or innocently made) given or made by or on behalf of the other in relation to the subject matter hereof and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement. The only remedy available shall be for breach of contract under the terms of this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

SHIP MANAGEMENT AGREEMENT - PART III

OTHER SERVICES

APPENDIX 1* - Chartering (only applicable if not deleted - fee specified in Box 1 of the Fee Schedule)

The Managers shall, in accordance with the Owner’s instructions, provide chartering services which term includes but is not limited to seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. Consent thereto in writing (including telex or fax) shall be obtained from the Owners before any contract in respect of the Vessel’s employment is concluded.

The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.

APPENDIX 2* - Post Fixture Services (only applicable if not deleted - fee specified in Box 2 of the Fee Schedule)

The Managers shall provide post fixture services which includes such of the following functions as have been agreed with the Owners:-

(i)            liaising with Owners, brokers and charterers in the negotiation of the fixture;

(ii)           provision of voyage and time charter estimates;

(iii)          checking the cargo specification with the Master and cargo shippers to ensure the Vessel is capable of the safe carriage of the cargo;

(iv)          instructing the master regarding the fixture and issuing voyage orders;

(v)           arranging on and off hire surveys;

(vi)          preparation of accounts and calculation of hire and freights and/or demurrage and despatch moneys due from or due to the charterers of the Vessel if required by the Owners; and

(vii)         arrangement of the proper payment to the Owners of all hire and/or freight revenues or other moneys of whatsoever kind to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.

The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.

APPENDIX 3* - Surveys or other Consultancy Services (only applicable if not deleted - fee specified in Box 3 of the Fee Schedule)

Any routine superficial inspections of ships afloat or other consultancy services will be undertaken on the following terms:-

1.             Any report issued by the Managers is issued solely to the person to whom it is addressed and under no circumstances is any part of it to be issued or made available to any other party.

2.             Inspections are limited to those parts of the ship, her machinery equipment or records (if made available) which were actually exposed, uncovered or readily accessible and the Managers are unable to report on any other part of the ship, her machinery or equipment and shall have no responsibilities whatsoever in such respect.

3.             The Managers are unable to report on the ship’s water tightness or integrity, the operational efficiency of its machinery or equipment, its suitability for any business or trade, or its stability characteristics.

4.             The Managers shall in no circumstances be liable for any indirect, consequential or economic losses arising from any surveys of ships or other consultancy services.

5.             The Managers’ maximum liability for any loss arising from surveys or consultancy services shall be 10 times the fee payable therefore.

6.             Fees in respect of routine superficial inspections afloat shall be charged at the rate of US$ 650 per day or part thereof. Fees for other consultancy services shall be agreed before work is commenced and unless otherwise agreed shall be payable on delivery of the report by the Managers.

APPENDIX 4* - Bunker Services (only applicable if not deleted - fee specified in Box 4 of the Fee Schedule)

The Managers shall arrange for the provision of bunker fuel of the quality agreed with the Owners as required for the Vessel’s trade.

The Managers shall be entitled to order bunker fuel through such brokers or suppliers as the Managers deem appropriate unless the Owners instruct the Managers to utilise a particular supplier which the Managers will be obliged to do provided that the Owners have made prior credit arrangements with such supplier. The Owners shall comply with the terms of any credit arrangements made by the Managers on their behalf.

The Managers shall not in any circumstances have any liability for any bunkers which do not meet the required specification. The Managers will, however, take such action, on behalf of the Owners, against the supplier of the bunkers, as is agreed with the Owners

The fee for the foregoing services shall be such sum as is set out in the Fee Schedule.

APPENDIX 5* - On Board Safety Audit and Safety Training (only applicable if not deleted - fee specified in Box 5 of the Fee Schedule)

1.             The Managers shall arrange on board safety audit and training which will include the following functions:-

(i)            preparation and updating of specialist safety manuals not already included in the SMS;

(ii)           periodic on board safety audit and on board safety training;

(iii)          reporting to the Vessel (via the Managers) on information gained from visits to other vessels and industry forums.

2.             The cost of the foregoing services shall be such sum as is set out in the Fee Schedule and shall be included in the budget agreed with the Owners.

3.             The Managers have entered into sub-contracts with third parties to permit them to supply this service.

APPENDIX 6* - Tax Compliance (only applicable if not deleted - fee specified in Box 6 of the Fee Schedule)

United States of America

A federal income tax return (accompanied by such additional information as prescribed under applicable regulations) must be filed annually by all ship owners or operators who have been in receipt of United States gross transportation income.

Filing is required whether or not tax is due and/or exemption is claimed.

Foreign companies may claim exemption from United States Federal tax on transportation income where (a) a reciprocal agreement exists between the United States and the country in which the foreign company is incorporated and (b) certain further conditions are satisfied.

The Managers will engage the services of a suitably qualified firm of accountants to make applications for exemption (if available) and to file the necessary returns.

The Managers will liaise with the accountants as required and will provide them with a schedule of gross transportation income.

The Owners will forthwith provide the Managers with all information required by them to enable them to prepare and file the necessary returns.

The fee for the foregoing services shall be such sum as is set out in the Fee Schedule (exclusive of fees payable to the accountants).

Other Jurisdictions

(*insert appropriate details)

APPENDIX * 7- Cargo Superintendents (only applicable if not deleted - fee specified in Box 7 of the Fee Schedule)

The Managers shall provide services in connection with the loading and discharging of cargoes and ballast from Vessels in accordance with the following provisions:

Attendance at Port Prior to Arrival of Vessel

The Managers will procure that their Cargo Superintendent attends the load or discharge port prior to the Vessel’s arrival for the purposes of having preliminary meetings with the port/terminal staff, and where applicable, the Vessel’s brokers, receivers and charterers or their respective representatives. The Cargo Superintendent will also meet the P & I Club representative, if relevant, and, if required, meet the US Coast Guard where the port is in USA. The Owners will give the Managers adequate notice of their requirements for the attendance of the Cargo Superintendent and the Vessel’s anticipated arrival at port to enable the Managers to deploy the Cargo Superintendent. Thereafter the Owners will liaise regularly with the representative nominated by the Managers for this purpose.

Functions While Vessel in Port

The Cargo Superintendent will, on arrival of the Vessel, perform the following functions:

(i)            consider the cargo and ballast operation with the Master and thereafter review the Vessel’s load and discharge plan with the Master and monitor the entire cargo operation;

(ii)           review the Owner’s procedures for cargo and ballast operations and check that, where applicable, these are being adhered to;

(iii)          assess the performance of the Master, Officers and crew of the Vessel for cargo and ballast operations only; and

(iv)          assist with any Vessel inspection being carried out (e.g. by State, charterers etc).

The fee for the foregoing service will be such sum as is set out in the Fee Schedule. Traveling expenses and disbursements will be payable in addition to such fee.

* delete if not applicable

SHIP MANAGEMENT AGREEMENT - PART IV

FEE SCHEDULE

SHIP NAME:

	Amount	Frequency
BASIC SERVICES (Clause 3 of Part II)
Management Fee		monthly
Information System fees (Shipsure)	USD 9,125	Per year
Planned maintenance - data base development fee (maximum of 42 chargeable days)		30 days of invoice

OTHER SERVICES (Clause 4 of Part II) (delete if not applicable)

1. Chartering		monthly
2. Post Fixture Services		monthly
3. Surveys Consultancy		daily
4. Fuel Services		variable
5. On board Safety Audit		monthly
6. Tax Compliance		30 days of invoice
7. Cargo Superintendents		30 days of invoice

SHIP MANAGEMENT AGREEMENT - PART V

FLEET DETAILS

SHIP MANAGEMENT AGREEMENT - PART VI

INITIAL BUDGET

Crew

Crew Wages

Crew Travel

Crew Training/Medical

Manning Costs

Victualling

Insurance

Hull & Machinery Premiums

P&I Premiums

Deductibles

Technical

Spares

Lub Oils

Surveys & Services

Repairs

Safety & Risk

Administration / Overheads

Registration Expenses

Management Fees

Management Expenses

Other Costs

TOTAL CURRENT RUNNING COSTS

Drydocking

TOTAL RUNNING COSTS